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                                                                    Exhibit 99.2

HUNTINGTON BANCSHARES INCORPORATED
Third Quarter Earnings Analysis
October 17, 2000


Laurie Counsel, Director of Investor Relations

o Good afternoon to our conference call participants. Thanks for taking the time to join us.

o    Here today to discuss third quarter 2000 earnings are:
     Pete Geier, President and Chief Operating Officer, and
     Mike McMennamin, Chief Financial Officer and Treasurer

o This call is being recorded and will be available as a rebroadcast starting today at 5 p.m. through October 27 at 8 p.m. and is also available on the Internet for 90 days. Please call the Investor Relations department at 614-480-5676 for more information to access these replays. Please also call if you have not yet received the news release and presentation for today's call and we will ensure you receive the materials.

SLIDE 2

o Today's conference call and discussion, including related questions and answers, may contain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the successful integration of acquired businesses; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure.

SLIDE 3

o    Slide 3 shows the outline for our presentation today.

o Let me now introduce Huntington's President and Chief Operating Officer, Pete Geier, who will give us a brief overview of the quarter.

SLIDE 4

o    Thanks, Laurie.. I will now review some of the key developments in the third quarter.
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o    Managed loans continue to be a good story, growing at an annualized rate of
     9% from the second quarter and 10% versus third quarter 1999.

o As we indicated in our conference call on September 29, Huntington took a special charge to earnings of $32.5 million after-tax, or $.13 per share, to write-down residual values in our $3.0 billion auto lease portfolio.

o This charge covers 100% of the embedded losses in the entire portfolio based on today's used car market conditions. We have also taken two actions to further reduce residual value risk. Huntington no longer capitalizes the value of customer-added options in our leasing programs. Also, beginning in January of this year, we established a reserve for residual losses on all new leases in the amount equal to the cost of purchasing residual insurance from a third party.

o We are encouraged by the sales we have seen in our targeted deposit products, the Premier accounts, which now include checking, savings, money market and money manager relationship accounts, the latter of which was just added in August.

o Insurance revenue for the quarter was up 13% from a year ago, and we anticipate the recent acquisition of the J. Rolfe Davis Insurance Agency, based in Maitland, Florida, will contribute to the momentum of that business. J. Rolfe Davis has served the Orlando area for nearly 60 years and has grown to be the largest independent property and casualty agency in Orlando and the third largest in the state of Florida. The purchase is Huntington's first acquisition of a property and casualty insurance agency.

SLIDE 5

o As we indicated several weeks ago, earnings per share for the quarter were $.33, excluding the special charge, and $.30 per share excluding the $11.4 million of securities gains for the quarter. The ROA was 1.15% for the quarter and the Return on Equity was 14.04%

o I'd now like to introduce Mike McMennamin, who was recently named chief financial officer and treasurer for Huntington. Mike joined the Huntington in June of this year as president of Huntington Capital Corp. and brings to us more than 30 years of banking experience. Mike was executive vice president and Chief Financial Officer with Bank One Corporation from 1995 to 1998, where he directed all financial functions including finance, funds management, risk management, treasury, capital management and accounting. Most recently, he was executive vice president and chief financial officer of Citizens Financial Group. He will continue to have responsibility for Huntington Capital Corp and the asset liability committee in addition to his new role.
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SLIDE 6

o Thanks, Pete. All the growth statistics that I'll review today exclude the current period's special charge and have been adjusted for the impact of the recent Empire Banc and J. Rolfe Davis Insurance Agency acquisitions, securitization activities, and the fourth quarter 1999 credit card sale.

o Managed loans totaled $22.0 billion in the third quarter, up 9% on an annualized basis from the second quarter and up 10% from the year earlier quarter.

o This growth was driven primarily by the $12.0 billion consumer portfolio, which increased 22% versus the prior quarter and 17% from the same quarter last year. Home equity and automobile loans each grew more than 20% during these periods.

o Commercial loans declined 8% on an annualized linked quarter basis but were up 4% compared with the same period a year ago. The reduction from second quarter was due in part to a seasonal drop in automobile floor plan financing. Excluding floor plan loans, the commercial total was down 3% versus the prior quarter.

o Total core deposits were relatively unchanged on both a linked-quarter and year over year basis. Customer demand for the new Premier deposit accounts continues to be very strong, with $2 billion in account balances at September 30 and an attractive average balance per account. Huntington further refined its deposit product set in the third quarter by adding free checking and introducing money manager relationship products.

SLIDE 7

o The net interest margin improved two basis points in the third quarter to 3.74%, following three consecutive quarters of decline. Net interest income totaled $235.9 million, an annualized increase from the second quarter of 7%. The higher revenue is indicative of solid loan growth and improved core funding.

o The company is currently positioned to benefit only modestly from a decline in interest rates. If rates declined 100 basis points over the next 12 months, net interest income would increase 0.7 percent. Conversely, if rates rise 100 basis points, net interest income would decline 0.9 percent.
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SLIDE 8

o Non-interest income for the quarter totaled $110.3 million, excluding securities gains. The total declined 3% year over year, primarily due to a reduction in mortgage banking revenues in the prevailing higher interest rate environment. Excluding mortgage banking, non-interest income was up 3% with electronic banking and insurance income posting double-digit increases versus last year's third quarter.

SLIDE 9

o Non-interest expense increased 2% year over year, to $213.6 million. Higher facility and equipment costs related to the new operations center opened in the fall of 1999 and other expansion-related activities drove the increase. While Huntington expects to maintain the improved cost discipline that has developed in the past year, management is committed to accelerating top-line revenue growth, which will entail spending more money. In fact, Huntington has already begun to add key members to its management team and continues to make strategic investments in technology.

SLIDE 10

o Credit quality, as measured by non-performing assets, improved slightly but charge-offs increased during the quarter. Non-performing assets declined $6.6 million in the quarter to $88.5 million. The non-performing asset ratio of .44% continues the trend over the past four years in which Huntington's non-performing ratio has remained under .50%. Huntington believes its emphasis on in-market, secured lending makes the company less susceptible to large increases in non-performing assets. In particular, management has limited the company's participation in national loan syndications.

o At September 30, the allowance for loan losses remained at 1.45% of total loans, unchanged from the previous quarter and only slightly lower than 1.48% one year ago. Coverage of non-performing assets increased slightly to 327% versus 307% in the second quarter and 316% in the same period of 1999.
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SLIDES 11 AND 12

o Net charge-offs on a managed basis for the quarter totaled 45 basis points of average loans, up from 30 basis points in the prior quarter. Consumer charge-offs increased from 46 basis points in the second quarter to 68 basis points in the recent three months. Commercial portfolio losses were 24 basis points in the third quarter, an increase from 15 basis points in the previous quarter. The overall loss experience in the quarter is within management's range of acceptable parameters given the portfolio mix. These increases from the second quarter should be viewed in the context of the unusually low absolute level of charge-offs reported in the second quarter.

EQUITY

o The average equity to asset ratio increased from 7.72% in the second quarter to 8.20% in the third quarter, indicative of a larger capital base coupled with a more efficient balance sheet following the auto loan securitization transactions and investment security sales. Huntington's regulatory capital ratios continue to exceed requirements for a "well-capitalized" institution.

I will now turn the call back to Pete for some closing thoughts.

SUMMARY

This has obviously been a challenging quarter. Let me just make a few comments here. First of all, today's earnings report is consistent with the guidance given September 29 announcement.

There are three items in today's report that bear further comment:

(1)  Increase in charge-offs

(2)  Managed loan growth

(3)  Net Interest Margin stabilization

o Number one, while charge-offs, on a managed basis, increased from 30 basis points to 45 basis from the second quarter, we believe the absolute level is within acceptable risk management parameters given the composition of our portfolio. The increase was from a very low absolute level in the second quarter.

o    I would also note that the growth in the portfolio in the last year has been in consumer loans, which in general have higher charge-offs than commercial loans.
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o    Number two, while we feel good about the 10% growth in managed loans during the last year, we realize we have some work to do in growing our commercial loan portfolio, while maintaining our stringent credit standards that have served us well in that business over a longer period of time.

o And number three, we also are encouraged by the stabilization in the net interest margin this quarter, after three quarters of decline. The margin has been negatively impacted by a number of events in the last year: the balance sheet restructuring, sale of the credit card portfolio, and the movement of our consumer deposits to the more expensive deposit product set initiated earlier this year. In the case of the new deposit product set, we are convinced this will create longer-term, deeper, and ultimately more profitable household relationships. While these actions have adversely impacted our margin this year, we are convinced they will reduce the earnings volatility going forward.

o This is a challenging time for Huntington. We believe we have developed the strategies necessary to position the company for long-term growth. The key to our success will be the implementation of these strategies.

o We provided guidance for fourth quarter and 2001 in our September 29th conference call, and we remain comfortable with those estimates.

o That concludes our presentation, and at this time, we would be happy to take any questions you might have.